FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2016

FOOTHILLS EXPLORATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-190836	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

633 17th Street, Suite 1700-A Denver, CO 80202
(Address of Principal Executive Offices)

(720) 449-7478
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 10, 2016 Foothills Exploration, Inc., (“FTXP”), announced that it had entered into a farmout agreement with Koch Exploration Company, LLC ("Koch"), a subsidiary of Koch Industries, Inc., in relation to Ironwood and Paw Paw Prospects located in Big Horn Basin of Wyoming. The Ironwood and Paw Paw prospects cover about 10,583 acres with total possible recoverable reserves from the two prospects amounting to approximately 7 million barrels of oil.

Under the farmout, Koch will build the drill site location and conduct temporary operations for the benefit of FTXP to the point of conductor pipe. FTXP will reimburse Koch for all costs that it incurs on behalf of FTXP until FTXP assumes well operations.

FTXP will earn a 100% working interest on the initial Paw Paw well until payout. After payout Koch will back in for a 25% working interest on the initial well and any subsequent wells drilled on the prospect. For any subsequent wells drilled on the Paw Paw prospect, Koch has agreed to pay its proportionate 25% share of the drilling and completion costs with the Company paying the remaining share.

In order to earn a 75% working interest in the Ironwood prospect, the Company has agreed to pay 100% of the costs to drill and complete (to the tanks) a test well to the Phosphoria Formation on or before July 1, 2017. Koch agreed to pay its proportionate 25% interest on any additional wells drilled on the Ironwood prospect after the initial test well.

Item 8.01    Other Items

On November 10, 2016, FTXP issued a press release announcing the farmout transaction. A copy of the press release entitled “Foothills Exploration, Inc. Announces Farmout Agreement with Koch Exploration Company” is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by the registrant on November 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2016

FOOTHILLS EXPLORATIONS, INC.

/s/ B. P. Allaire
By: B. P. Allaire
Chief Executive Officer